Exhibit 10.3

EXECUTION COPY

PRINCIPAL STOCKHOLDERS AGREEMENT, dated as of June 13, 2005 (this “Agreement”), among WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (“Parent”), WEIGHTWATCHERS.COM, INC., a Delaware corporation (the “Company”), and ARTAL LUXEMBOURG S.A., a Luxembourg corporation (“Artal”) (each of Artal and Parent are referred to herein as a “Stockholder” and, together, the “Stockholders”).

WHEREAS, Parent, SCW Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, Artal and Parent own the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, collectively referred to herein as the “Subject Shares” of such Stockholder);

WHEREAS, Artal, the Company and Parent are entering into an agreement (the “Redemption Agreement”), dated as of the date hereof, pursuant to which Artal, the Company and Parent agree to, among other things, the repurchase by the Surviving Corporation (the “Redemption”) of Artal’s Common Stock, par value $0.01 per share, of the Surviving Corporation, on the terms and conditions set forth therein.

WHEREAS, as a condition and inducement to their willingness to enter into the Merger Agreement and the transactions contemplated thereby, Parent and Merger Sub have requested that Artal enter into this Agreement and take certain actions set forth herein; and

WHEREAS, certain capitalized terms used in this Agreement, but not defined herein, have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of Artal.  Artal hereby represents and warrants to Parent, as of the date hereof, as follows:

(a)                                  Organization; Authority; Execution and Delivery; No Conflicts; Enforceability.  Artal (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Artal have been duly authorized by all necessary corporate or organizational action on the part of Artal and no other corporate or organizational proceedings on the part of Artal are necessary to authorize the execution, delivery and performance of this Agreement by Artal.  This Agreement has been duly executed and delivered by Artal and, assuming due execution and delivery of this Agreement by Parent and the Company, constitutes the legal, valid and binding obligation of Artal, enforceable against Artal in accordance with its terms.  The execution and delivery of this Agreement by Artal do not, and the performance by Artal of its obligations hereunder, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Artal under, (i) any organizational documents of Artal, (ii) any Contract to which Artal is a party or is bound or any of its properties or other assets is bound by or subject to or otherwise under which Artal has rights or benefits, or (iii) any Law applicable to Artal or its properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of Artal to perform its obligations hereunder.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Artal in connection with its execution, delivery and performance of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to obtained or made individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of Artal to perform its obligations hereunder, including the execution and delivery of the Stockholder Consent.

(b)                                 Subject Shares.  Artal is the record and beneficial owner of the Subject Shares set forth opposite its name on Schedule A hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement, the Merger Agreement, the Redemption Agreement or arising under federal or state securities Laws).  As of the date hereof, Artal does not own, of record or beneficially, any shares of capital stock of the Company other than its Subject Shares set forth opposite its name on Schedule A hereto.  Artal has the sole right to direct the voting of its Subject Shares, and none of such Subject Shares is subject to any voting trust or other Contract with respect to the voting of such Subject Shares.

SECTION 2.  Representations and Warranties of Parent.

(a)                                  Parent hereby represents and warrants to Artal, as of the date hereof, as follows:  Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent (based on the unanimous recommendation of the Special Committee) and no other corporate proceeding on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement by Parent.  This Agreement has been duly executed and delivered by Parent and, assuming due execution and delivery of this Agreement by the Artal and the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.  The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent under, (i) any organizational documents of Parent, (ii) any Contract to which Parent is a party or is bound or any of its properties or other assets is bound by or subject to or otherwise under which Parent has rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.3 of the Merger Agreement, any Law applicable to Parent or its properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect or prevent or materially impede, interfere with, hinder or delay the ability of Parent to perform its obligations hereunder.  Except as set forth in Section 4.3 of the Merger Agreement, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with its execution, delivery and performance of this Agreement.

(b)                                 Subject Shares.  Parent is the record and beneficial owner of the Subject Shares set forth opposite its name on Schedule A hereto, free and clear of any Liens (other than Liens created pursuant to the terms of this Agreement or arising under federal or state securities Laws).  As of the date hereof, Parent does not own, of record or beneficially, any shares of capital stock of the Company other than its Subject Shares set forth opposite its name on Schedule A hereto and the shares of Company Common Stock subject to the Warrants.  Parent has the sole right to direct the voting of its Subject Shares, and none of such Subject Shares is subject to any voting trust or other Contract with respect to the voting of such Subject Shares.

SECTION 3.  Covenants of the Stockholders.

(a)                                  Each Stockholder covenants and agrees that as promptly as practicable following the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall:

(i)                                     consent in writing to the approval and adoption of the Merger Agreement, the Merger, the Redemption Agreement, the Redemption and the Charter Amendment and the other transactions contemplated by the Merger Agreement and the Charter Amendment, without a meeting, without prior notice and without a vote by executing a Stockholder Consent in the form of Exhibit A hereto covering all such Stockholder’s Subject Shares; and

(ii)                                  deliver such Stockholder Consent to the Secretary of the Company.

(b)                                 At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of stockholders is sought, such Stockholder shall direct the voting of its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, joint venture dissolution, liquidation or winding up of or by the Company or any other business combination involving the Company, (ii) any Takeover Proposal, (iii) any Public Offering, and (iv) any amendment or other change of the Company Charter (other than the Charter Amendment) or the Company Bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction in any manner could reasonably be expected to impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Charter Amendment, or the consummation of the Merger or any other transactions contemplated hereby or thereby or change in any manner the voting rights of any class of Company Common Stock.  Each Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)                                  Other than pursuant to the terms of this Agreement, the Merger Agreement, the Redemption Agreement or the Charter Amendment, each Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift or by operation of law) (collectively, “Transfer”), or enter into any Contract or other arrangement with respect to Transfer of, or any profit sharing arrangement relating to, any Subject Shares to or with any Person, except an affiliate of such Stockholder or the account or Person for whom such Stockholder is acting on behalf of with respect to such Subject Shares; provided that prior to such Transfer, or entering into such Contract or arrangement, such affiliate, account or Person (or such Stockholder acting on behalf of such affiliate or Person) shall become a party to this Agreement in respect of such Subject Shares pursuant to a joinder agreement satisfactory to Parent or (ii) enter into any voting arrangement, whether by proxy (or written consent in lieu thereof), voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.  In furtherance of the foregoing, each Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.

(d)                                 Each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably requested by Parent from such Stockholder to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the Merger Agreement as in effect on the date hereof.  Except as may be required by law, prior to the Second Closing, neither Parent nor Artal shall issue any press release or otherwise make any public statements about the Merger Agreement, the Merger or any other transactions contemplated hereby or by the Merger Agreement without the consent of Artal, which consent shall not be unreasonably withheld or delayed, provided, however, that no consent shall be required for Parent to make such public disclosure as its legal counsel deems necessary, provided that Parent in such circumstances shall, to the extent practicable and as soon as practicable, be obliged to first provide a copy of any anticipated announcement to Artal and have due regard to any comments made thereon by Artal in good faith.

(e)                                  Each Stockholder hereby consents to and adopts and approves the actions taken by the Board of Directors of the Company in adopting, approving and declaring advisable this Agreement, the Merger Agreement, the Merger, the Charter Amendment and the other transactions contemplated hereby or thereby.  Each Stockholder hereby waives and agrees not to exercise or assert, any appraisal rights under Section 262 in connection with the Merger.

SECTION 4.  Non-Compete.

(a)                                  Artal agrees, prior to the Effective Time, that: (i) Article IV of the Corporate Agreement, dated as of November 5, 2001, between Parent and Artal shall be amended (A) so that following the Closing the reference to the “Company” in that Article will include WeightWatchers.com, Inc., and (B) Section 4.3 of that Article will be amended to include any Internet Diet Business (as defined below); (ii) the Parent’s Code of Business Conduct and Ethics, adopted March 16, 2004, shall be amended to make clear that, following the Closing, the term “Conflicting Business” (as defined therein) shall include the business of WeightWatchers.com, Inc.; and (iii) Artal shall not, and shall cause its respective officers, directors, employees, representatives and agents to not, during the Non-Compete Period (as defined below), engage in, own, manage, operate, provide financing to, control or participate in the ownership, management, operation or control of, or otherwise have an interest, directly or indirectly, in any other Person in the conduct of the Internet Diet Business.

(b)                                 As used herein, “Internet Diet Business” shall mean the use of the Electronic Medium (as defined below) to conduct a business primarily related to diet, weight loss and/or weight control programs, products, services, information, or measurement, including, without limitation, the marketing, advertisement, promotion, sale or distribution of products and services pertaining to weight management, the development and publication via the Electronic Medium of any content or forums pertaining to weight management, and the sale and delivery via the Electronic Medium of subscription electronic products pertaining to weight management, but not including, in each and every case mentioned above, other “life style” and/or “exercise” businesses.

(c)                                  As used herein, “Electronic Medium” shall mean the Internet and any other related or similar forms of electronic or digital transmission, delivery, reception, recordation or display arising from any network or other connection of instruments or devices now known or hereafter invented capable of transmission, delivery, reception, recordation and/or display (such instruments or devices to include, without limitation, computers, laptops, cellular or PCS telephones, pagers, PDAs, wireless transmitters or receivers, modems, radios, televisions, satellite receivers, cable networks, smart cards, set-top boxes, broadband and digital wireless devices).

(d)                                 As used herein, “Non-Compete Period” shall mean the earlier of (i) five years from the date of the First Closing, or (ii) six months after there are no nominees of Artal on the Board of Directors of Parent.

SECTION 5.                                No Solicitation; No Public Offering.  Artal, for itself and its directors, officers, consultants, accountants, legal counsel, investment bankers, agents and other representatives, agrees to be bound by Section 5.4 of the Merger Agreement, which is hereby made applicable to Artal.

SECTION 6.                                Stockholder Capacity.  No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer of the Company.  Each Stockholder signs solely in its capacity as the beneficial and record owner of such Stockholder’s Subject Shares.  Nothing herein shall limit or affect any actions taken by any Stockholder (or Representatives acting on its behalf) in his or her capacity as an officer or director of the Company.

SECTION 7.                                Special Committee.  Artal hereby agrees and acknowledges that any actions taken by the Special Committee from and after the Effective Time with respect to this Agreement, the Merger Agreement, the Redemption Agreement, and the transactions contemplated hereby and thereby, shall be taken on the sole behalf of Parent and Parent’s stockholders, and the members of the Special Committee shall have no fiduciary obligation or liability to Artal, in its capacity as a stockholder of the Company, or any other stockholder of the Company.

SECTION 8.                                Stop Transfer.  The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Stockholder’s Subject Shares in violation of this Agreement.

SECTION 9.                                Termination.  This Agreement shall terminate upon the earlier of (i) the Second Closing and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that any such termination shall not relieve any party of any liability of such party arising as a result of the breach of this Agreement prior to such termination.  Notwithstanding the foregoing, in the event of a termination pursuant to clause (i), the provisions of Section 4 shall survive this Agreement in accordance with terms of Section 4.

SECTION 10.                          Additional Matters.  Artal shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

SECTION 11.                          General Provisions.

(a)                                  Amendments.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto (in the case of Parent, solely by action of the Special Committee), provided that the approval or consent of the

Company shall not be required for any such amendment except to the extent such amendment imposes additional obligations on the Company.

(b)                                 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or to the Company in accordance with Section 9.7 of the Merger Agreement and to Artal in accordance with Section 6.8 of the Redemption Agreement (or at such other address for a party as shall be specified by like notice).

(c)                                  Interpretation.  The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.  Definitions shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise.  The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”  Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.  References to a Person also refer to its predecessors and permitted successors and assigns.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement.  This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

(e)                                  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Redemption Agreement, the Confidentiality Agreement, the Merger Agreement and the Company Disclosure Letter (i) constitute the entire agreement and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement, and (ii) except for the provisions of Article II of the Merger Agreement and Section 5.6 of the Merger Agreement, are not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) or thereto (and their respective successor and assigns) any rights or remedies hereunder.

(f)                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia, without regard to the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that the laws of the State of Delaware mandatorily apply.

(g)                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by Parent without the prior written consent of Artal or by Artal without the prior written consent of Parent or by the Company without the prior written consent of Parent or Artal.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h)                                 Jurisdiction.  The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the United States District Court for the Eastern District of Virginia or, if federal court jurisdiction is not available, to the state courts in Virginia and (b) waive any claim of improper venue or any claim that such court is an inconvenient forum.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 of the Merger Agreement or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

(i)                                     WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(i).

(j)                                     Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Eastern District of Virginia or, if federal court jurisdiction is not available, to the state courts in Virginia or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(k)                                  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(l)                                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WEIGHT WATCHERS
INTERNATIONAL, INC.

By:	/s/ Linda Huett
	Name:	Linda Huett
	Title:	President and Chief Executive
Officer

ARTAL LUXEMBOURG S.A.

By:	/s/ Francoise de Wael
	Name:	Francoise de Wael
	Title:	Managing Director

WEIGHTWATCHERS.COM, INC.

By:	/s/ David P. Kirchhoff
	Name:	David P. Kirchhoff
	Title:	President and Chief Executive
Officer

[Signature page to Principal Stockholders Agreement]

Schedule A

Name and address of Stockholder	Number of shares of Company Common Stock owned	% of the outstanding shares of capital stock of the Company

ARTAL LUXEMBOURG S.A.	12,091,811	72.81%

WEIGHT WATCHERS INTERNATIONAL, INC.	3,388,622	20.41%